UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2012

JETBLUE AIRWAYS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-49728	87-0617894
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

27-01 Queens Plaza North, Long Island City, New York		11101
(Address of principal executive offices)		(Zip Code)

(718) 286-7900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 5, 2012, Lufthansa Malta Blues LP (“Lufthansa Sub”) completed its previously announced offering (the “Offering”) of €234,400,000 principal amount of 0.75% exchangeable notes due 2017 (the “Notes”), which are exchangeable at the option of the noteholders into shares of common stock of JetBlue owned by Lufthansa Sub. Lufthansa Sub’s indirect parent, Deutsche Lufthansa AG (“Lufthansa”), is a guarantor under the indenture governing the Notes. Lufthansa Sub may, in its sole and absolute discretion, deliver cash instead of shares of JetBlue common stock (or a combination thereof) to noteholders upon exchange of their Notes. JetBlue will not receive any of the proceeds from the sale of the Notes or any financial benefit from the exchange of JetBlue common stock.

At the closing of the Offering, JetBlue entered into a registration rights agreement, dated as of April 5, 2012 (the “Registration Rights Agreement”), with Lufthansa and Lufthansa Sub, covering resales of the shares of JetBlue common stock received by noteholders upon exchange of their Notes. Pursuant to the Registration Rights Agreement, JetBlue has agreed to (1) file a shelf registration statement with the Securities and Exchange Commission (“SEC”) covering resales of the shares of JetBlue common stock received by noteholders upon exchange of the Notes and (2) use its commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act by May 1, 2012 or, if the registration statement becomes subject to review by the SEC staff, no later than 120 days after the first date of the original issuance of the Notes. Subject to certain blackout periods that do not exceed 30 days in any 90-day period or 90 trading days in the aggregate of any 365-day period, JetBlue has agreed to use its commercially reasonable efforts to keep the shelf registration statement effective until the earlier of: (i) the sale under the shelf registration statement or Rule 144 under the Securities Act of all of the shares of JetBlue common stock transferred to noteholders upon exchange of their Notes; or (ii) the date on which all of the shares of JetBlue common stock remaining to be sold under the registration statement (in the reasonable opinions of counsel to JetBlue and Lufthansa Sub) may be immediately resold to the public under Rule 144 under the Securities Act or any successor provision.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as Exhibit 4.22 hereto.

In accordance with the stock purchase agreement, dated as of December 13, 2007, as amended (the “Stock Purchase Agreement”), between JetBlue and Lufthansa, Lufthansa has the right to nominate one director for election to the JetBlue’s board of directors so long as Lufthansa owns at least 10% of the outstanding shares of JetBlue common stock. In addition, the Stock Purchase Agreement provides Lufthansa an option to nominate an additional director for election to the JetBlue’s board of directors so long as Lufthansa owns at least 15% of the outstanding shares of JetBlue common stock. The Stock Purchase Agreement, however, provides that if Lufthansa’s ownership falls below 15% of the outstanding shares of JetBlue common stock, then Lufthansa will no longer have the right to nominate the second director for election on JetBlue’s board of directors and JetBlue may request that Lufthansa use its best efforts to cause such director to resign. Additionally, if Lufthansa’s ownership falls below 10% of the outstanding shares of JetBlue common stock, then Lufthansa will no longer have the right to nominate one director for election and JetBlue may request that Lufthansa use its best efforts to cause such director to resign.

As of December 31, 2011, Lufthansa owned approximately 16.5% of the outstanding shares of JetBlue’s common stock and had two directors on JetBlue’s board of directors, Messrs. Jens Bischof and Stephan Gemkow, both of whom have been nominated for re-election at JetBlue’s 2012 annual meeting of stockholders to be held on May 10, 2012. In connection with the Offering, Lufthansa transferred its shares of JetBlue common stock to Lufthansa Sub. Lufthansa will retain beneficially ownership of the shares of JetBlue common stock held by Lufthansa Sub and the Offering will not immediately affect Lufthansa’s rights to nominate directors for election to JetBlue’s board of directors under the Stock Purchase Agreement. Lufthansa’s ownership in JetBlue, however, may decrease if, and to the extent, noteholders elect to exchange their Notes and receive shares of JetBlue common stock in the future.

Item 7.01 Regulation FD Disclosure.

To the extent required by Item 7.01 of Form 8-K, the information contained in Item 1.01 of this Current Report is hereby incorporated by reference into this Item 7.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 4.22	Registration Rights Agreement, dated as of April 5, 2012, among JetBlue Airways Corporation, Deutsche Lufthansa AG and Lufthansa Malta Blues LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JETBLUE AIRWAYS CORPORATION
(Registrant)

Date: April 5, 2012	By:	/s/ DONALD DANIELS
Vice President, Controller and Chief Accounting Officer (principal accounting officer)

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 4.22	Registration Rights Agreement, dated as of April 5, 2012, among JetBlue Airways Corporation, Deutsche Lufthansa AG and Lufthansa Malta Blues LP